[EX-(14)(a)]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement on Form N-14”) of our report, dated December 17, 2002, relating to the financial statements and financial highlights of the Nationwide Large Cap Growth Fund and Gartmore Growth Fund, appearing in the October 31, 2002 Annual Report to Shareholders of the Gartmore Mutual Funds, which are also incorporated by reference into the Registration Statement on Form N-14.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 19, 2003